UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 8, 2016

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Richard L. Gelfond

On November 8, 2016, IMAX Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Richard L. Gelfond, the Company’s Chief Executive Officer. The Agreement replaces and supersedes Mr. Gelfond’s prior employment agreement, which was entered into on January 1, 2014 and which provided for a term ending on December 31, 2016. The Agreement provides for a three-year employment term (the “Term”), ending on December 31, 2019. Under the Agreement, Mr. Gelfond will receive an annual base salary of $1,200,000. Mr. Gelfond will continue to be eligible to receive an annual discretionary incentive bonus of up to two times his base salary, with a target bonus equal to 100% of his base salary. The bonus is granted at the discretion of the Company’s Board of Directors and is based upon the success of the Company in achieving certain goals and objectives that will be established by the Board of Directors after consultation with Mr. Gelfond.

Pursuant to the Agreement, Mr. Gelfond will receive three annual stock option grants valued at $3.3 million per annum, to be granted in each of January 2017, January 2018 and January 2019. The 2017 stock option grant will vest in 9 equal installments, the 2018 stock option grant will vest in 6 equal installments, and the 2019 stock option grant will vest in 3 equal installments, in each case from the applicable grant date through the remainder of the Term. In addition, as soon as practicable after entering into the Agreement, Mr. Gelfond will receive an upfront grant of restricted share units (“RSUs”) with a grant date value of $6.6 million. One-third of the RSUs will vest on January 1, 2018, and the remaining RSUs will vest in 6 equal installments over the remainder of the Term.

If, prior to the end of the Term, Mr. Gelfond’s employment is terminated without cause, or he resigns for good reason, the Company will continue to pay Mr. Gelfond his annual base salary and benefits for a period equal to the greater of twelve months and the remainder of the Term. In addition, Mr. Gelfond will be paid any earned but unpaid bonus for time worked up through the termination date, as well as an amount equal to a full or pro-rated target bonus for each full or partial year remaining in the severance period, and all of his granted but unvested stock options and RSUs will vest. In addition, if Mr. Gelfond’s employment is terminated without cause, or he resigns for good reason, in each case following a change in control, Mr. Gelfond will receive a cash payment equal to $3.3 million for each option grant that has not yet been made granted pursuant to the Agreement.

Following a termination without cause, resignation for good reason, non-renewal of employment or retirement at the end of the Term, Mr. Gelfond will have no more than: (i) 5 years to exercise his 2017 stock option grant; (ii) 4 years to exercise his 2018 stock option grant; and (iii) 3 years to exercise his 2019 stock option grant.

All other terms, including with respect to restrictive covenants, benefits, and transaction bonuses payable upon a change in control are substantially similar to the prior employment agreement, as previously disclosed by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: November 14, 2016	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

	By:	/s/ Carrie Lindzon-Jacobs
	Name:	Carrie Lindzon-Jacobs
	Title:	Executive Vice President, Human Resources